FORM 4

  (   )  Check this box if no longer
         subject to Section 16.  Form 4
         or Form 5 obligations may continue.
         See Instruction 1(b).

         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                 WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                      |OMB NUMBER: 3235-0287|
                                                      |EXPIRES:             |
                                                      | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,             |BURDEN HOURS         |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
          Holding Company Act of 1935                 |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
  1. Name and Address of Reporting Person
     George V. Bayly
     100 Tri-State Drive, Suite 200
     Lincolnshire, IL 60069
 ___________________________________________________________________________
  2. Issuer Name and Ticker or Trading Symbol

     Ivex Packaging Corporation/IXX
 ___________________________________________________________________________
  3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ___________________________________________________________________________
  4. Statement for Month/Year

     May/1998
 ___________________________________________________________________________
  5. If Amendment, Date of Original (Month/Year)

 ___________________________________________________________________________
  6. Relationship of reporting person to Issuer (Check all applicable)
     ( X ) DIRECTOR
     (   ) 10% OWNER
     ( X ) OFFICER (GIVE TITLE BELOW)
     (   ) OTHER (SPECIFY TITLE BELOW)

    Chairman of the Board, President and Chief Executive Officer


 ___________________________________________________________________________
 7. Individual, or Joint/Group Filing (Check all applicable)
    ( X ) Form filed by One Reporting Person
    (   ) Form filed by More than One Reporting Person


 ===========================================================================
 TABLE I
 Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


 ___________________________________________________________________________
  1. Title of Security (Instr. 3)

     Common Stock
 ___________________________________________________________________________
  2. Transaction Date (Month/Day/Year)

     5/20/98
 ___________________________________________________________________________
  3. Transaction Code (Instr. 8)

     J
 ___________________________________________________________________________
  4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     251,985 disposed of at $24.00 per share.
 ___________________________________________________________________________
  5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

     897,445
 ___________________________________________________________________________
  6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

     D
 ___________________________________________________________________________
  7. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
 ===========================================================================
  TABLE II
 Derivative Securities Acquired, Disposed of, or Beneficially Owned
 (e.g., Puts, Calls, Warrants, Options, Convertible securities)
 ___________________________________________________________________________
  1. Title of Derivative Security (Instr. 3)

 ___________________________________________________________________________
  2. Conversion or Exercise Price of Derivative Security

 ___________________________________________________________________________
  3. Transaction Date (Month/Day/Year)

 ___________________________________________________________________________
  4. Transaction Code (Instr. 8)

 ___________________________________________________________________________
 5. Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4, and 5)

 ___________________________________________________________________________
 6. Date Exercisable and Expiration Date (Month/Day/Year)

 ___________________________________________________________________________
 7. Title and Amount of Underlying Securities (Instr. 3 and 4)

 ___________________________________________________________________________
 8. Price of Derivative Securities (Instr. 5)

 ___________________________________________________________________________
 9. Number of Derivative Securities Beneficially Owned at End of Month
         (Instr. 4)

 ___________________________________________________________________________
 10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
         (Instr. 4)

 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
 EXPLANATION OF RESPONSES: Securities sold pursuant to an underwritten public offering.




       /s/ George V. Bayly                               6/5/98
    ----------------------------------               ------------
    **  SIGNATURE OF REPORTING PERSON                     DATE

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).